Exhibit 99.7

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF GLOBAL MARINE

You should read the following discussion and analysis of Global Marine’s financial condition and results of operation in conjunction with the other sections of this current report on Form 8-K, including “Business”, as well as the audited and unaudited consolidated financial statements included elsewhere in this current report on Form 8-K, including the notes thereto. References to “Global Marine,” “GMSL,”“we,” “us” and “our” in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Global Marine” refer to Bridgehouse Marine Limited, the parent and holding company of Global Marine Systems Limited, and its consolidated subsidiaries. The statements in this discussion and analysis regarding industry outlook, our expectations regarding future performance and our liquidity and capital resources and other non-historical statements in this discussion are forward-looking statements. Our actual results may differ materially from those contained in or implied in any forward-looking statements due to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described in “Risk Factors.”

Introduction and Overview of Operations

Global Marine is a global offshore engineering company focused on specialist subsea services across three market sectors, namely telecommunications, oil & gas and offshore power.

Over the last 30 years, GMSL believes it has installed approximately 300,000 kilometers of cable representing almost a quarter of all the fiber optic cable on the seabed today.

Bridgehouse Marine acquired GMSL from Global Crossing in 2004. GMSL (then named C&W Marine) was acquired from Cable & Wireless by Global Crossing in 1998 as part of its strategy to become the global leader in the subsea cable industry. In 1999, Global Crossing required GMSL to order several new cable installation and maintenance vessels to meet bullish demand forecasts and provided a large loan to allow these dedicated vessels to be procured; the arrival of these vessels coincided with a steep cyclical downturn, the bankruptcy of Global Crossing and led to the underutilization of GMSL’s fleet and subsequent financial distress.

During the years immediately preceeding 2007, Bridgehouse Marine focused on restructuring the business through a reduction of headcount, a focus on their core activities, strengthening of the joint ventures and the elimination of loss making contracts thereby restoring overall profitability.

From 2007 onwards, Bridgehouse Marine’s strategy was to ensure that GMSL was best positioned to meet changes in the market and to benefit from emerging opportunities in areas such as oil & gas and offshore power. S.B. Submarine Systems Company, our joint venture with China Telecom, was repositioned on the international Asian market outside China and grew its revenues derived from the oil & gas business to approximately 38% of its total revenue. A joint venture with Huawei was formed in 2008 in order to create a turnkey subsea systems solutions provider alongside TE SubCom, HMN, Alcatel-Lucent and NEC and to provide an additional channel to market for GMSL in the integrated systems sector. Global Marine’s former subsidiary Global Marine Energy (“GME”) was created in 2011 to focus on the growing offshore power sector.

Today, GMSL is positioned as a leading global independent market leader in subsea cable installation and maintenance services. The company has a strong financial position, has delivered substantial profit growth during recent years, and is highly cash generative. It has started a new phase of growth through transferring its capabilities to the rapidly expanding demand in the oil & gas and offshore power sectors while retaining its leading position in telecommunications.

GMSL believes it has installed more offshore wind inter-array cables than any other provider and continues to be one of the leading installers of cables in the offshore power sector. GME was established in 2011 as the vehicle for GMSL’s significant offshore wind activities and was subsequently sold to Prysmian UK Group Limited (“Prysmian”) in November 2012 in anticipation of a temporary downturn in the offshore power market and the onerous contracting regime present at the time. This sale resulted in GMSL entering into a non-compete agreement with Prysmian until November 2015.

Offshore Power Track Record

GMSL is one of the leading installers of cables in relation to supporting the growth in the offshore power market and GMSL’s track record in these types of projects includes the following:

•    Experimental UK farm, Blythe, for Shell

•    London Array Ltd: inter-array cables for London Array project

•    RWE: 4 export cables for Gwynt y Mor project

•    C-Power: inter-array cables for Thornton Bank project (Belgium)

•    Dong Energy: Inter-array cables for Horns Rev project, Denmark (three phases)

•    Vattenfall: 3 export cables for Kentish Flats project

•    EON/Shell: power and fiber optic cables for Blythe project

•    GT1: largest German wind farm to date

Following the sale of GME in November 2012 and through June 2014, GMSL continued to install offshore power cables on behalf of Prysmian with chartered vessels.

Divestment of GME

GME was sold to Prysmian for approximately £42 million in November 2012. GMSL decided to sell the GME business as a result of the anticipation of delays in UK wind farm projects as a result of uncertainty over HMG policies on feed-in tariffs; significant risk to substantial capital invested in the Cable Enterprise vessel; and an immature contracting structure resulting in misalignment of risk and return between EPC contracts and installation companies. The sale included the GME legal entity, the Cable Enterprise vessel, the contract portfolio, and the services of the associated shore-based staff. Selected retained employees ensure that core capabilities and experience in the offshore power sector were maintained by GMSL.

The sale of GME transitioned Prysmian to be a significant customer primarily through the long term charter contracts of the Innovator and Sovereign vessels until mid-2014. The vessels were primarily used to undertake the installation of power cables in offshore wind farms. On reviewing the closing accounts in December 2012, Prysmian successfully submitted a claim under the terms of the stock purchase agreement for a reduction in the overall purchase price and this was concluded in March 2014.The working relationship with Prysmian is sound and further charters of vessels in 2015 and 2016 are being discussed. As part of the GME sale, GMSL entered into a three year non-compete in the offshore power sector until November 2015. GMSL’s strategy is to re-enter the offshore power cable market thereafter.

Foreign Currency

Foreign currency can impact Bridgehouse Marine’s financial results. During the year ended December 31, 2013, approximately 79% of Bridgehouse Marine’s net revenue from continuing operations was derived from sales and operations outside the U.K. The reporting currency for Bridgehouse Marine’s consolidated financial statements is the GBP. The local currency of each country in which Bridgehouse Marine operates is the functional currency for each of its respective entities operating in that country. In the future, Bridgehouse Marine expects to continue to derive a portion of its net revenue and incur a portion of its operating costs from outside the U.K., and therefore changes in exchange rates may continue to have a significant, and potentially adverse, effect on its results of operations. Bridgehouse Marine’s risk of loss regarding foreign currency exchange rate risk is caused primarily by fluctuations in the USD/GBP exchange rate. Due to a percentage of its revenue derived outside of the U.K. and in the U.S., material changes in the USD relative to the GBP could have an adverse impact on its future results of operations.

Bridgehouse Marine is exposed to financial statement gains and losses as a result of translating the operating results and financial position of its international subsidiaries. Bridgehouse Marine translates the local currency statements of operations of its foreign subsidiaries into GBP using the average exchange rate during the reporting period in respect of earnings and the closing month end rate in relation to assets and liabilities. Changes in foreign exchange rates affect the reported profits and losses and cash flows of its international subsidiaries and may distort comparisons from year to year.

For the year ended December 31, 2013, as compared to the year ended December 31, 2012, the USD was stronger on average as compared to the GBP. For the year ended December 31, 2012, as compared to the year ended December 31, 2011, the USD was also stronger on average as compared to the GBP.

Critical Accounting Policies

Basis of accounting

The financial statements are prepared on the going concern basis under the historical cost convention, as modified by the revaluation of cable-ships and in accordance with the Companies Act 2006 and applicable accounting standards in the United Kingdom. The principal accounting policies, which have been applied consistently throughout the year, are set out below.

Basis of preparation

Bridgehouse Marine’s financial statements consolidate the financial statements of Bridgehouse Marine and its subsidiary undertakings, joint ventures and associate undertakings (the “Group”) for the year ended December 31, 2013. Subsidiary undertakings are entities (including special purpose entities) over which the Group has the power to govern the financial and operating policies generally accompanying a shareholding of more than one half of the voting rights. Associate undertakings are all entities over which the Group has significant influence but not control, generally accompanying a shareholding of between 20% and 50% of the voting rights. The results of subsidiaries acquired or sold are consolidated for the periods from or to the date on which control passed. Bridgehouse Marine’s subsidiary undertakings, associated undertakings and joint ventures (together “the Group companies”) have adopted uniform accounting policies. Acquisitions are accounted for under the acquisition method. All profits or losses on intra Group transactions have been eliminated.

The Group’s associate undertakings and joint ventures are accounted for in accordance with Financial Reporting Standard No 9 ‘associates and joint ventures’, with associates included using the equity method of consolidation and joint ventures included using the gross equity method of consolidation. The consolidated profit and loss account includes the Group’s share of associates’ and joint ventures’ profits less losses while the Group’s share of the net assets of the associates and joint ventures is shown in the consolidated balance sheet. For entities which have non co-terminus year ends, results are consolidated on the basis of management accounts information.

Goodwill

Goodwill arising on an acquisition of a trade/subsidiary undertaking is the difference between the fair value of the consideration paid and the fair value of the assets and liabilities acquired.

Positive goodwill is capitalized and amortized through the profit and loss account over the directors' estimate of its useful economic life. Impairment tests of the carrying of goodwill are undertaken:

•    at the end of the full financial year following acquisition,

•    in other years if events or changes in circumstances indicate that the carrying value may not be recoverable.

Where the fair value of the assets and liabilities acquired exceeds the fair value of the consideration, the difference is treated as negative goodwill, and is capitalized and amortized through the profit and loss account over the period over which the non-monetary assets acquired are consumed. In the case of fixed assets this is the period over which they are depreciated.

Tangible fixed assets

Tangible fixed assets with the exception of cable-ships are stated at cost, net of depreciation and any provision for impairment. Cable-ships are stated at valuation net of depreciation. Cost includes the original purchase price of the asset and the costs attributable to bringing the asset to its working condition for its intended use. Cost includes finance costs incurred prior to the asset being available for use.

Depreciation is provided on all tangible fixed assets, other than freehold land, at rates calculated to write off the cost less estimated residual value, of each asset on a straight line basis over its estimated useful life as follows:

Cable-ships and submersibles	–	up to 35 years
Plant and Motor vehicles	–	3 to 20 years
Leasehold land and buildings	–	over the period of the lease

Plant includes equipment on the cable-ships that is portable and can be moved around the fleet. Plant also includes computer equipment. The expected useful lives of the assets of the business are reassessed periodically.

Assets under construction are not depreciated until they are complete and available for use; when they are reclassified to an asset class and subject to the depreciation rates set out above. Financial Reporting Standard 15 requires fixed assets which are carried at re-valued amounts to be shown at their current value at the balance sheet date. To achieve this cable-ships are subject to a full external valuation every five years with an interim valuation carried out in the third year of this cycle. At the end of 2012 a full valuation was undertaken on the cable-ships.

An impairment provision is made whenever there is an indication that net book value is greater than the valuation. Impairment losses are charged to the revaluation reserve to the extent that a previous gain has been reversed and thereafter to the profit and loss account as incurred. In the event of a subsequent upwards revaluation of a previously impaired asset, the provision is reversed through operating expenses in so far as it was originally charged to the profit and loss account.

Revaluation reserve

Any surpluses on revaluation of the cable-ships are recognised in the revaluation reserve, except where they reverse previously charged impairment losses, in which case they are recorded in the profit and loss account. Depreciation relating to the re-valued part of the asset is transferred to the profit and loss account as a movement on reserves.

Turnover

Turnover represents amounts receivable for goods and services provided in the normal course of business, net of trade discounts, value added taxes (“VAT”) and other sales related taxes.

Turnover of the business for each market is treated consistently without any differentiation between market sectors, and apart from long-term contracts, revenue is recognised on an accruals basis.

Turnover and profit on long-term contracts are recognised in the financial statements according to the overall state of completion of the contract reached during the period. Amounts recoverable on long term contracts, which are included in accrued income, are stated at the sales net value of the work done less amounts received as progress payments on the account. Excess progress payments are included in deferred income as payments on account. Cumulative costs incurred net of amounts transferred to cost of sales, less provision for contingencies and anticipated future losses on contracts, are included as long term contract balances in stock and work in progress.

Investments

The Group’s investments in subsidiary companies associate undertakings and joint ventures are stated at cost less any provision for impairment. Impairment reviews are carried out by management should any events occur or business circumstances change which indicate that recoverable amount is below carrying value. Any impairment provisions are charged to the company profit and loss account.

The Group has certain contractual agreements with other participants in unincorporated entities that create an entity carrying on a trade or business of its own (joint arrangements – non entity). The Group include the results of these entities within its own results.

The Group’s investments in joint ventures and associate undertakings are accounted for using the equity method.

Foreign currency

Transactions in foreign currencies are recorded at the rate of exchange at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are reported at the rates of exchange prevailing at that date. Exchange differences are included in the profit and loss account.

The results of overseas operations are translated at average rates of exchange during the year and the balance sheet translated into sterling at the rate of exchange ruling on the balance sheet date. Exchange differences that arise from translation of the opening net assets in foreign subsidiary’s undertakings and any other exchange differences are taken to the profit and loss account reserves.

Leases

Assets held under finance leases and other similar contracts, which confer rights and obligations similar to those attached to owned assets are capitalized as tangible fixed assets and are depreciated over the shorter of their useful lives or the lease period. The capital elements of future asset lease obligations are recorded as liabilities, while the interest elements are charged to the profit and loss account over the period of the leases to produce a constant rate of charge on the balance of capital repayments outstanding.

Rentals under operating leases are charged on a straight-line basis over the lease term, even if the payments are not made on such a basis. Benefits received and receivable as an incentive to sign an operating lease are similarly spread on a straight-line basis over the lease term, except where the period to the review date on which the rent is first expected to be adjusted to the prevailing market rate is shorter than the full lease term, in which case the shorter period is used.

Sale and leaseback

Sale and leaseback arrangements, by means of a finance lease are accounted for in the same manner as a standard finance lease agreement. On sale, the asset is not removed from the fixed assets and any profit or loss on disposal is deferred and amortised over the useful life of the asset.

Leased assets – Lessor

Annual rentals from operating leases are credited to the profit and loss account on a straight line basis over the term of the lease, with the leased asset accounted for in accordance with the policy for tangible fixed assets.

Pensions

The Group operates various pension plans comprising both defined benefit plans and defined contribution plans. GMSL also makes contributions on behalf of employees whom are members of the Merchant Navy Officers Pension Fund (“MNOPF”).

For the defined benefit plans and the MNOPF plan the amount charged to operating profit are the current service costs and the gains and losses on settlements and curtailments. These are included as part of staff costs. Past service costs are recognised immediately in the profit and loss account if the benefits have vested. If the benefits have not vested immediately, the costs are recognised over the period until the vesting occurs. The interest cost and the expected return of assets are shown as a net amount of other finance cost or income adjacent to interest. Actuarial gains and losses are recognised immediately in the statement of total recognised gains and losses.

Defined benefit plans are funded with the assets of the scheme held separately from those of the Group, in separate trustee-administered funds. Pension plan assets are measured at fair value and liabilities are measured on an actuarial basis using the projected unit method and discounted at a rate of equivalent currency and term to the plan liabilities. The actuarial valuations are obtained at least triennially and are updated at each balance sheet date. The resulting defined benefit asset or liability is presented separately after net assets on the face of the balance sheet.

For the defined contribution plan’s the amount charged to the profit and loss account in respect of pension costs is the contributions payable in the year. Differences between contributions payable in the year and contributions actually paid are shown as either accruals or prepayments in the balance sheet.

Stocks and work in progress

Stocks are valued at the lower of cost and net realisable value on a first in first out basis. Provisions for deterioration and obsolescence are made where appropriate and are charged to the profit and loss account in operating expenses.

Short term work in progress on contracts is stated at cost less foreseeable losses. These costs include only direct labour and expenses incurred to date and exclude any allocation of overheads. The policy for long term work in progress contracts is disclosed within the Turnover accounting policy.

Research and development

Research and development expenditure is written off to the profit and loss account as incurred. Development expenditure is also written off as incurred.

Taxation

Global Marine Systems Limited re-entered into the U.K. tonnage tax regime on January 1, 2011 for a period of ten years. Under the tonnage tax regime the current year tax charge arising on qualifying activities is calculated by reference to net tonnage of the qualifying ships owned by the Group.

This method replaces both the tax-adjusted commercial profit/loss on qualifying shipping trade and chargeable gains/losses made on disposal of tonnage tax assets as calculated in previous periods. To the extent that the company generates profits/losses, which do not qualify for inclusion under the above regime, they will be taxable under general U.K. corporation tax principles.

Deferred taxation should not generally arise in respect of profits/losses within the tonnage tax regime. However, where the Group generates profits/losses which do not qualify for inclusion under the above regime, deferred taxation will be provided on income and expenditure dealt with for taxation purposes in periods different from those for accounting purposes, to the extent that it is probable that a liability or asset will crystallise. Deferred tax balances are not discounted.

Other operating income

Other operating income consists of income from miscellaneous asset sales not considered to be part of the core operating business. Revenue and costs are recognized on completion of the sale or event as described in the individual contract.

Exceptional items

Exceptional items are those material items of income and expenditure which the Group has disclosed separately because of their quantum or incidence so as to give a clearer understanding of the Group’s financial performance.

Financial Presentation Background

In the following presentations and narratives within this “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Global Marine,” Global Marine compares, pursuant to accounting principles generally accepted in the United Kingdom (“U.K. GAAP”), its results of operations for the year ended December 31, 2013 as compared to the year ended December 31, 2012, the year ended December 31, 2012 as compared to the year ended December 31, 2011 and the six months ended June 30, 2014 as compared to the six months ended June 30, 2013.

Discontinued Operations

2012 Developments— In the fourth quarter of 2012, the Company sold GME to Prysmian UK.

Summarized operating results of the discontinued operations are as follows (in thousands):

	Years Ended December 31,			Six months ended June 30,
	2013	2012	2011	2014	2013
	£	£	£	£	£
Net revenue	—	26,965	30,254	—	—
Operating expenses	—	(39,417)	(42,885)	—	—
Income (loss) from operations	—	(12,452)	(12,631)	—	—
Interest expense	—	(1)	—	—	—
Interest income and other income (expense)	(7,616)	5,242	—	—	—
Income (loss) before income tax	(7,616)	(7,211)	(12,631)	—	—
Income tax (expense) benefit	—	(424)	—	—	—
Income (loss) from discontinued operations	(7,616)	(7,635)	(12,631)	—	—

Results of Continuing Operations

Results of Continuing Operations for the Six Months Ended June 30, 2014 as Compared to the Six Months Ended June 30, 2013

	Six months ended June 30,
	Jun-14	Jun-13	Variance	Variance
	£k	£k	£k	%
Revenue	52,731	47,138	5,593	11.9%
Cost of Revenue	(42,268)	(33,225)	(9,043)	-27.2%
Gross Profit	10,463	13,913	(3,450)	24.8%

	19.8%	29.5%
SG&A	(3,405)	(3,102)	(303)	-9.8%
Operating Profit	7,058	10,811	(3,753)	34.7%
	13.4%	22.9%

Share of JVs	1,573	1,446	127	8.8%
Profit on sale of tangible assets	—	84	(84)	-100.0%
Net interest and other income	(210)	(2,273)	2,063	90.8%
Foreign currency gain (loss)	1,407	(1,551)	2,958	190.7%
Income tax expense	(443)	(212)	(231)	-109.0%
Net income (loss)	9,385	8,305	1,080	13.0%

Minority interest	(881)	(755)	(126)	-16.7%
Net income (loss) attributable to Bridgehouse Marine Limited	8,504	7,550	954	12.6%

Revenue:

Revenue increased by 11.9% to £52.7 million for the six months ended June 30, 2014, from £47.1 million for the same six month period in 2013. The revenue increase was primarily due to work performed on large subsea cable projects including the BT Highlands and Islands installation project, as well as the Asia Submarine-cable Express Segment 4 repair in Hong Kong. Both projects were completed in the first quarter of 2014.

Cost of revenue:

Cost of revenue increased by 27.2% to £42.3 million for the six months ended June 30, 2014 from £33.2 million for the same six month period in 2013. The increase in direct cost was due to the flow through of direct costs from the increase in revenues. The gross margin percentage decreased from 29.5% in 2013 to 19.8% in 2014 due to the number of higher margin projects completed in Asia during the first half of 2013.

Selling, general and administrative expenses:

SG&A expenses increased by 9.8% to £3.4 million for the six months ended June 30, 2014, from £3.1 million for the same six month period in 2013. The increase in expense can be attributed to additional headcount in the sales, bids and project support areas to help secure and sustain future growth in the oil & gas and offshore power market segments.

Net interest and other income:

Net interest expense and other income reduced £2.1 million to £0.2 million for the six months ended June 30, 2014 from £2.3 million for the same six month ended June 30, 2013. The decrease can be attributed to an £0.9 million saving in interest payable following the replacement of the Sovereign and Sentinel finance leases with a term loan in January 2014 and also £1.0 million of the interest received in relation to short term loans advanced to a related third party of the parent company.

Foreign currency transaction gain (loss):

The foreign currency transaction loss of £1.6 million for the six months ended June 30, 2013 moved to a gain of £1.4 million in the same six month period ended June 30, 2014. The gains and losses are attributable to the impact of foreign currency exchange rate changes on receivables and payables denominated in a currency other than the subsidiaries’ functional currency.

Results of Continuing Operations for the Year Ended December 31, 2013 as Compared to the Year Ended December 31, 2012

	Years ended December 31,
	2013	2012	Variance	Variance
	£k	£k	£k	%
Revenue	99,004	102,306	(3,302)	-3.2%
Cost of Revenue	(77,967)	(88,315)	10,348	11.7%
Gross Profit	21,037	13,991	7,046	50.4%
	21.2%	13.7%

SG&A	(6,554)	(6,732)	178	2.6%
Exceptional item	(4,250)	—	(4,250)	-100.0%
Operating Profit	10,233	7,259	2,974
	10.3%	7.1%

Share of JVs	3,354	3,491	(137)	-3.92%
Profit on sale of tangible assets	40	657	(617)	-93.9%
Net interest and other income	(3,000)	(4,967)	1,967	39.6%
Foreign currency gain (loss)	913	(346)	1,259	363.9%
Income tax expense	(469)	(342)	(127)	-37.1%
Net income (loss)	11,071	5,752	5,319	92.5%

Minority interest	(1,362)	337	(1,699)	-504.2%
Net income (loss) attributable to Bridgehouse Marine Limited	9,709	6,089	3,620	59.5%

Revenue:

Revenue decreased by 3.2% to £99.0 million for the year ended December 31, 2013, from £102.3 million for the year ended December 31, 2012. The revenue decrease was primarily due to the benefit in 2012 of ramp-up in work on the North American Zone maintenance contract and £1.7 million of additional work performed outside of the SEAIOCMA contract.

Cost of revenue:

Cost of revenue decreased by 11.7% to £78.0 million for the year ended December 31, 2013 from £88.3 million for the year ended December 31, 2012. The decrease in direct costs in 2013 was primarily due to a £2.7 million reduction in fuel costs (Prysmian charters in 2013 excluded fuel cost), a £1.8 million decrease in depreciation expense from the 2012 vessel revaluation exercise, a £2.6 million ‘one off’ charge taken in 2012 to settle an equipment lease and the additional £1.5 million of direct costs incurred on the SEAIOCMA outside work performed in 2012.

Selling, general and administrative expenses:

SG&A costs decreased by 2.6% to £6.6 million for the year ended December 31, 2013 from £6.7 million for the year ended December 31, 2012. The decrease was due primarily to the sale of GME and the subsequent headcount reduction, mainly in the administrative areas of the business.

Exceptional item:

The exceptional item of £4.25 million was as a result of an intragroup loan write off.

Net interest and other income:

Net interest expense and other income decreased by £2.0 million to £3.0 million for the year ended December 31, 2013 from £5.0 million for the year ended December 31, 2012. The decrease was primarily as a result of interest savings on the renegotiation of the Cable Retriever finance lease.

Foreign currency transaction gain (loss):

The foreign currency transaction loss of £0.3 million in 2012 moved to a gain of £0.9 million in 2013. The gains and losses are attributable to the impact of foreign currency exchange rate changes on receivables and payables denominated in a currency other than the subsidiaries’ functional currency.

Results of Continuing Operations for the Year Ended December 31, 2012 as Compared to the Year ended December 31, 2011

	Years ended December 31,
	2012	2011	Variance	Variance
	£k	£k	£k	%
Revenue	102,306	83,138	19,168	23.1%
Cost of Revenue	(88,315)	(72,131)	(16,184)	-22.4%
Gross Profit	13,991	11,007	2,984	27.1%
	13.7%	13.2%

SG&A	(6,732)	(6,603)	(129)	-2.0%

Operating Profit	7,259	4,404	2,855	64.8%
	7.1%	5.3%

Share of JVs	3,491	1,451	2,040	140.6%
Profit on sale of tangible assets	657	824	(167)	-20.3%
Net interest and other income	(4,967)	(4,186)	(781)	-18.7%
Foreign currency gain (loss)	(346)	(549)	203	37.0%
Income tax expense	(342)	(522)	180	34.5%
Net income (loss)	5,752	1,422	4,330	304.5%

Minority interest	337	—	337	100.0%
Net income (loss) attributable to Bridgehouse Marine Limited	6,089	1,422	4,667	328.2%

Revenue:

Revenue increased by 23.1% to £102.3 million for the year ended December 31, 2012, from £83.1 million for the year ended December 31, 2011. The increase of £19.2 million is primarily due to additional Charter and Fleet Manning contracts in the offshore wind market segment.

Cost of revenue:

Cost of revenue increased by 22.4% to £88.3 million for the year ended December 31, 2012 from £72.1 million for the year ended December, 31 2011.The increase is largely due to the corresponding increase in revenue, partially offset by a slight margin improvement.

Selling, general and administrative expenses:

SG&A costs increased by 2.0% to £6.7 million for the year ended December 31, 2012 from £6.6 million for the year ended December 31, 2011.

Net interest and other income:

Net interest and other income increased £0.8 million to £5.0 million for the year ended December 31, 2012 from £4.2 million for the year ended December 31, 2011.

Liquidity and Capital Resources

	Years ended December 31,			Six months ended June 30,
	2013	2012	2011	Jun-14	Jun-13
	£k	£k	£k	£k	£k
Net cash inflow from operating activities	30,239	457	10,876	20,292	9,950
Dividends from joint ventures/associates	3,109	23,687	4,489	1,145	926
Net cash outflow from returns on investment and service of finance	(4,578)	(5,602)	(5,469)	(82)	(2,424)
Net cash outflow from taxation	(30)	(44)	(23)	(134)	(21)
Net cash outflow from capital expenditure and financial investment	(28,212)	(20,777)	(18,280)	(1,461)	(2,755)
Net cash inflow/(outflow) from acquisitions and disposals	0	39,071	0	(17,942)	0
Net cash outflow from financing	(4,312)	(17,883)	(5,557)	(6,618)	(2,033)
(Decrease)/increase in cash	(3,784)	18,909	(13,964)	(4,800)	3,643

Changes in Cash Flows

The Group’s principal liquidity requirements arise from cash used in its normal operating activities, vessel maintenance and upgrades, additional subsea equipment, finance lease repayments and other loan financing of its fleet.

Net cash provided by operating activities was £20.3 million for the six months ended June 30, 2014 as compared to net cash provided by operating activities of £10.0 million for the six months ended June 30, 2013. The increase can be primarily attributed to working capital improvements, particularly in the collection of receivables and increased focus on supplier management, increasing cash by £3.1 and £7.3 million, respectively.

Net cash provided by operating activities was £30.2 million for the year ended December 31, 2013 as compared to net cash provided by operating activities of £0.5 million for the year ended December 31, 2012. The major drivers of this change was a £16.2 million improvement in the movement in the working capital and provisions figure in addition to the £15.4 million uplift in operating profit from 2012.

Net cash provided by operating activities was £0.5 million for the year ended December 31, 2012 as compared to £10.9 million for the year ended December 31, 2011. The major driver of this change was a £15.1 million decrease in the movement in the working capital and provisions figure offset slightly by the £3.0 million reduction in the operating loss for the year.

Net cash provided by dividends from joint ventures and associates was £1.1 million for the six months ended June 30, 2014 as compared to £0.9 million for the six months ended June 30, 2013.

Net cash provided by dividends from joint ventures and associates was £3.1 million for the year ended December 31, 2013 as compared to £23.7 million for the year ended December 31, 2012.

Net cash provided by dividends from joint ventures and associates was £23.7 million for the year ended December 31, 2012 as compared to £4.5 million for the year ended December 31, 2011. The additional dividends received in 2012 came from our Singapore based joint venture, ICPL and was a result of a renegotiation in the capital repayment schedule of Cable Retriever vessel lease.

Net cash used in investing activities was £0.1 million for the six months ended June 30, 2014 as compared to £2.4 million for the six months ended June 30, 2013 and represented net interest paid on investments.

Net cash used in investing activities was £4.6 million for the year ended December 31, 2013 as compared to £5.6 million for the year ended December 31, 2012 and represented net interest paid on investments.

Net cash used in investing activities was £5.6 million for the year ended December 31, 2012 as compared to £5.5 million for the year ended December 31, 2011 and represented net interest paid on investments.

Net cash used in capital expenditure and financial investment was £1.5 million for the six months ended June 30, 2014 as compared to £2.8 million for the six months ended June 30, 2013 and represented, primarily, purchase of plant and vessel equipment.

Net cash used in capital expenditure and financial investment was £28.2 million for the year ended December 31, 2013 as compared to £20.8 million for the year ended December 31, 2012 and represented, primarily, a short term advance of £18.5 million to a related third party of the parent company and also purchase of plant and equipment.

Net cash used in capital expenditure and financial investment was £20.8 million for the year ended December 31, 2012 as compared to £18.3 million for the year ended December 31, 2011 and represented, primarily, purchases of plant and vessel equipment and in particular the additional £18.1 million spent on the upgrading of the Cable Enterprise vessel. This vessel expenditure was partially offset by the sale proceeds from the divestment of Global Marine’s joint venture interest in NTTWEM.

Net cash used in prior period sale of the GME business operations was £17.9 million for the six months ended June 30, 2014 as compared to zero for the six months ended June 30, 2013.

Net cash provided by acquisitions and disposals was zero for the year ended December 31, 2013 as compared to £39.1 million for the year ended December 31, 2012.

Net cash provided by acquisitions and disposals was £39.1 million for the year ended December 31, 2012 as compared to zero for the year ended December 31, 2011 and represented the sales proceeds of Global Marine’s Energy subsidiary, GME and NTTWEM, its joint venture in Japan.

Net cash used in financing activities was £6.6 million for the six months ended June 30, 2014 as compared to £2.0 million for the six months ended June 30, 2013. The increase was largely due to the £4.9 million of cash expended in the refinancing exercise of two of Global Marine’s vessels in January 2014

Net cash used in financing activities was £4.3 million for the year ended December 31, 2013 as compared to £17.9 million for the year ended December 31, 2012. Net cash used in financing activities during the year ended December 31, 2013 included, £4.2 million for the repayment of finance lease capital.

Net cash used in financing activities was £17.9 million for the year ended December 31, 2012 as compared to £5.6 million for the year ended December 31, 2011 solely relating to the repayment of finance lease capital in connection with the Cable Retriever vessel.

Short- and Long-Term Liquidity Considerations and Risks; Contractual Obligations

As of December 31, 2013, GMSL had £26.0 million of cash and cash equivalents. Global Marine believes that its existing cash and cash equivalents will be sufficient to fund its fixed obligations (such as vessel finance leases, vessel term loan commitments and our defined benefit pension obligations), and all other cash needs for our ongoing operations for at least the next twelve months.

As of June 30 2014 we have £1.3 million of annual non-cancellable future operating lease payments.

The obligations set forth in the table below reflect the contractual payments of principal that existed as of June 30, 2014, December 31, 2013 and December 31 2012:

Annual commitments under non-cancellable operating leases are as follows:

	Jun-14		2013		2012
Group	Land and buildings	Other	Land and buildings	Other	Land and buildings	Other
	£’000	£’000	£’000	£’000	£’000	£’000
Operating leases which expire
Within one year	—	—	—	—	10	—
Between two and five years	504	—	520	464	358	—
After five years	835	—	835	—	1,025	—
	1,339	—	1,355	464	1,393	—

Financial commitments at the end of the year for which no provision has been made:

Group and Company	June 2014	2013	2012
	£’000	£’000	£’000
Fixed Asset Purchase Commitments	134	732	4,883

Related Party Transactions

Details of dividends received in respect of the associated undertakings and joint ventures were as follows:

For the six months ended 30 June 2014

•    Dividends of £1,018,543 were received from Sino British Submarine Systems Co Limited

•    Capital repayment of £188,954 was received from Sembawang Cable Depot Pte Limited

For the year ended 31 December 2013

•    Dividends of £877,838 were received from Sino British Submarine Systems Co Limited

•    Dividends of £1,836,276 were received from International Cableship Pte Limited,

•    Dividends of £249,813 were received from Sembawang Cable Depot Pte Limited.

Quantitative and Qualitative Disclosures about Market Risk

Global Marine’s primary market risk exposures relate to changes in foreign currency exchange rates.

Foreign currency can impact Global Marine’s financial results. During the year ended December 31, 2013, approximately 79% of Global Marine’s net revenue from continuing operations was derived from sales and operations outside the U.K. The reporting currency for Global Marine’s consolidated financial statements is the GBP. The local currency of each country is the functional currency for each of its respective entities operating in that country. In the future, Global Marine expects to continue to derive a portion of its net revenue and incur a portion of its operating costs from outside the U.K., and therefore changes in exchange rates may continue to have a significant, and potentially adverse, effect on its results of operations. Global Marine’s risk of loss regarding foreign currency exchange rate risk is caused primarily by fluctuations in the USD/GBP exchange rate. Due to a percentage of its revenue derived outside of the U.K., changes in the USD relative to the GBP could have an adverse impact on Global Marine’s future results of operations. The exposure of Global Marine’s income from operations to fluctuations in foreign currency exchange rates is reduced in part because a majority of the costs that it incurs in connection with its foreign operations are also denominated in local currencies.

Global Marine is exposed to financial statement gains and losses as a result of translating the operating results and financial position of its international subsidiaries. Global Marine translates the local currency statements of operations of its foreign subsidiaries into GBP using the average exchange rate during the reporting period. Changes in foreign exchange rates affect the reported profits and losses and cash flows of its international subsidiaries and may distort comparisons from year to year.